Stan J.H. Lee, CPA

2160 North Central Rd. Suite 209 t Fort Lee t NJ 07024

P.O. Box 436402 t San Diego t CA t 92143-9402

619-623-7799 Fax 619-564-3408 E-mail) stan2u@gmail.com

The firm of Stan J.H. Lee, Certified Public Accountant, consents to the inclusion of our report of August 3, 2012 on the audited financial statements of Quarta-Rad, Inc. as of December 31, 2011 and for the period from November 29, 2011 ( its inception) to December 31, 2011 and to the reference to our Firm under the heading “Experts” in the Prospectus.

Very truly yours,

/s/ Stan J.H. Lee, CPA
Stan J.H. Lee, CPA
Fort Lee, NJ 07024

August 7, 2012